SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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TD WATERHOUSE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TD Waterhouse Group, Inc.

NOTICE OF 2001

ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY
STATEMENT

TD Waterhouse Group, Inc.

100 Wall Street
New York, New York 10005

January 26, 2001

Meeting Date: March 1, 2001

Meeting Time: 11:00 a.m.

Meeting Place:	New York Marriott

Financial Center
85 West Street
New York, New York

TD Waterhouse Group, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

      I am pleased to invite you to the Annual Meeting of Stockholders to be held on March 1, 2001, at 11:00 a.m. at the New York Marriott Financial Center, 85 West Street, New York, New York (the “Annual Meeting”) for the following purposes:

1. To elect three Directors each to serve for a three-year term;

2. To approve the TD Waterhouse Group, Inc. Covered Employee Cash Incentive Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2001 fiscal year; and

4. To transact such other business as may be properly brought before the meeting.

      Stockholders of record at the close of business on January 19, 2001, will be entitled to notice of and to vote at the Annual Meeting.

      If you are not able to attend the Annual Meeting in person, we request that you designate the proxies named on the enclosed card to vote your shares. This will ensure that your common stock will be represented at the Annual Meeting. The Proxy Statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

By Order of the Board of Directors,

Richard H. Neiman
Executive Vice President,
General Counsel and Secretary

January 26, 2001

New York, New York

PROXY STATEMENT

i

PROXY STATEMENT

      Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed Proxy Card. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. “We,” “our,” “TD Waterhouse” and the “Company” refer to TD Waterhouse Group, Inc. The Proxy Statement is first being sent to our stockholders on or about January 26, 2001.

GENERAL INFORMATION ABOUT VOTING

      Who Can Vote. You are entitled to vote your Common Stock if our records showed that you held your shares as of January 19, 2001. At the close of business on that date, a total of 379,789,350 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

      The amount of shares outstanding and entitled to vote includes 39,370,150 shares of Common Stock issuable upon exercise of certain exchangeable preference shares issued by TD Waterhouse Investor Services (Canada) Inc., a wholly-owned subsidiary of the Company, that are held by The Toronto-Dominion Bank and certain of its subsidiaries. The exchangeable preference shares are exchangeable at any time at the holder’s option for an equivalent number of shares of Common Stock and, through a special voting preferred share held by a subsidiary of The Toronto-Dominion Bank, have voting rights equal to the number of shares of Common Stock into which the exchangeable preference shares may be exchanged.

      Voting By Proxies. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by using the toll free telephone number or the Internet voting site listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. When you use the telephone system or our Internet voting site, the system verifies that you are a stockholder through the use of a unique Personal Identification Number that is assigned to you. The procedure allows you to instruct the Proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone and Internet voting systems are on the Proxy Card. Whichever of these methods you select to transmit your instructions, the Proxies will vote your shares in accordance with those instructions. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not now aware of any matters to be presented other than those described in this Proxy Statement.

      If any matters not described in the Proxy Statement are properly presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

      How You May Revoke Your Proxy Instructions. To revoke your proxy instructions, you must advise the Secretary in writing before your Common Stock has been voted by the Proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the Proxies, you should revoke or amend your prior instructions in the same way you initially gave them — that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

      How Votes Are Counted. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, a nominee that is a broker may vote on matters which the New York Stock Exchange determines to be routine. As a brokerage firm, TD Waterhouse Investor Services, Inc. may vote its customers’ unvoted shares on routine matters. However, because TD Waterhouse Investor Services, Inc. is an affiliate of the Company and is voting on Company proposals, it must follow a stricter set of New York Stock Exchange rules. Specifically, TD Waterhouse Investor Services, Inc. can vote unvoted shares of the Company held in brokerage accounts only in the same proportion as all other stockholders vote. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter. Broker non-votes count for quorum purposes, but we do not count either abstentions or broker non-votes as votes for or against any proposal.

      Cost of this Proxy Solicitation. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their customers who are beneficial owners and obtaining their voting instructions.

      Attending the Annual Meeting. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. The lower portion of the Proxy Card is your admission ticket. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE (I.E., IN “STREET NAME”), YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE MEETING. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote in person your Common Stock held in street name, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

PROPOSAL 1:  ELECTION OF DIRECTORS

Members of the Board of Directors

      Our Charter and By-laws provide that the number of Directors on our Board of Directors shall be not less than five or more than twenty (as fixed from time to time by resolution of a majority of the Board of Directors) and require the division of the Board of Directors into three separate classes with staggered terms of three years each. The Board of Directors is presently comprised of nine Directors. Three Directors are to be elected at the Annual Meeting to hold office for a three-year term. Mr. McDonald’s, Mr. Waterhouse’s and Mr. Dodge’s directorships expire this year.

      In the following biographies and the remainder of the Proxy Statement, TD Bank means The Toronto-Dominion Bank. Reference to TD Bank Financial Group means TD Bank and its subsidiaries. Each of our Directors has served as a director of TD Waterhouse since our initial public offering in 1999.

      The following are the nominees to the Board of Directors:

Name, Principal Occupation and Business Experience	Age

Stephen D. McDonald	44
Mr. McDonald is the Deputy Chairman of the Board of Directors and the Chief Executive Officer of TD Waterhouse and is Vice Chair of TD Bank Financial Group. Mr. McDonald joined TD Bank in 1983 and since then has occupied various positions, including Vice Chair, Group Administration; Executive Vice President, Corporate Banking; and Senior Vice President, USA Division, Corporate and Investment Banking Group.

Lawrence M. Waterhouse, Jr.	63
Mr. Waterhouse founded TD Waterhouse Investor Services, Inc. and has served as its Chairman since its inception in 1978 to 2000. Mr. Waterhouse currently serves as Chairman Emeritus of TD Waterhouse Investor Services, Inc. In addition, Mr. Waterhouse has served as Chairman of TD Waterhouse Holdings, Inc. since its inception in 1987 and served as its Chief Executive Officer from 1987 to 1998. Mr. Waterhouse has also served as Chairman of TD Waterhouse Bank, N.A. since its inception in 1994 to 2000.

Steven B. Dodge	55
Mr. Dodge is Chairman and Chief Executive of American Tower Corporation, a leading independent owner and operator of communication towers in the U.S. American Tower was formed in 1995 as a subsidiary of American Radio Systems Corporation, a publicly traded radio company, of which Mr. Dodge was a founder and Chief Executive Officer. Prior to his involvement with American Radio, Mr. Dodge was the founder and Chief Executive Officer of American Cable Systems, a publicly traded cable television company, which was merged into Continental Cable (now Media One) in 1998. Mr. Dodge is also a director of Nextel Partners, Inc., Sotheby’s Holdings, Inc., and Citizens Financial Group, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES AS DIRECTORS.

      Vote Required. Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

      General Information About The Nominees. All of the nominees are currently Directors of the Company. Each has agreed to be named in this Proxy Statement, and to serve if elected. All of the nominees were Directors in 2000.

      All nominees are actively involved in community and charitable affairs. The age indicated in each nominee’s biography is as of March 1, 2001 and all other biographical information is as of the date of this Proxy Statement.

      Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of Directors to be elected, as permitted by our By-laws.

      Set forth below are the members of the Board of Directors whose terms of office continue beyond the Annual Meeting:

Name, Principal Occupation and Business Experience	Age

Class I Directors with terms expiring in 2002:

A. Charles Baillie	61
Mr. Baillie is the Chairman of the Board of Directors of TD Waterhouse. Since 1998, Mr. Baillie has served as Chairman and Chief Executive Officer of TD Bank. Mr. Baillie joined TD Bank in 1972 and since then has occupied various positions including President & Chief Executive Officer. Mr Baillie is also a director of Dana Corporation and Texaco Inc.

Dr. Wendy Dobson	59
Dr. Dobson is Professor and Director, Institute for International Business at the University of Toronto. Dr. Dobson served as Associate Deputy Minister of Finance in the Canadian government and as Canada’s “G-7 Deputy” between 1987 and 1989. Between 1981 and 1987, she was President of the C.D. Howe Institute, Canada’s leading independent economic policy research institution. Dr. Dobson is also a director of DuPont Canada Inc., IBM Canada Ltd., MDS Inc., TransCanada PipeLines Ltd. and TD Bank, and is a member of several international networks including the Trilateral Commission and the Pacific Trade and Development network (PAFTAD).

Leo J. Hindery, Jr.	53
Mr. Hindery is the Chairman of HL Capital, Inc., his family’s private investment and charitable organization. From December 1999 until January 2001, when it was merged into Exodus Communications, Inc., he was Chairman and Chief Executive Officer of GlobalCenter Inc., a web hosting and e-commerce services provider. From March 2000 until October 2000, Mr. Hindery served as the Chief Executive Officer of Global Crossing Ltd., a telecommunications company. Prior to joining GlobalCenter Inc., Mr. Hindery served as the President and Chief Executive Officer of AT&T Broadband, which was formed out of the March 1999 merger of Tele-Communications, Inc. (“TCI”) into AT&T and which encompasses all of AT&T’s domestic local telephone, video and data services operations. Previously, Mr. Hindery was President of TCI, to which position he was elected on March 1, 1999. Prior to joining TCI, Mr. Hindery was Managing General Partner of InterMedia Partners, the nation’s ninth largest multiple cable system operator, which he founded in 1988. Mr. Hindery is also a director of GT Group Telecom Inc.

Name, Principal Occupation and Business Experience	Age

Class III Directors with terms expiring in 2003:

Frank J. Petrilli	50
Mr. Petrilli is the President and Chief Operating Officer and a Director of TD Waterhouse. Mr. Petrilli is also currently an Executive Vice President of TD Bank Financial Group. Since 1997, Mr. Petrilli has served as President and Chief Executive Officer, TD Waterhouse Holdings, Inc. and from 1998 to 1999 as a Senior Vice President, TD Bank Financial Group. Mr. Petrilli joined TD Waterhouse Holdings, Inc. in 1995 as President and Chief Operating Officer. Prior to joining TD Waterhouse Holdings, Inc. Mr. Petrilli served in senior management positions at American Express, including President and Chief Operating Officer of American Express Centurion Bank (a wholly owned subsidiary of American Express), from 1988 to 1995.

John G. See	43
Mr. See is a Vice Chairman of TD Waterhouse and the President and Chief Executive Officer of TD Waterhouse Investor Services (Canada), Inc. From 1995 to 1999, Mr. See served as President and Chief Operating Officer of TD Waterhouse Investor Services (Canada), Inc., formerly, Green Line Investor Services, Inc. and since 1995 as Senior Vice President, TD Bank Financial Group. Mr. See joined TD Bank in 1981 and since then has held various positions of increasing responsibility in the Corporate and Investment Banking Group in Houston, New York and London.

John M. Thompson	58
Mr. Thompson is the Vice Chairman of the Board of Directors of IBM. Previously, Mr. Thompson held a variety of senior management positions at IBM, including, Senior Vice President and Group Executive of IBM’s Software Group, Corporate Vice President of Marketing and Services, and President and Chief Executive Officer of IBM Canada, Ltd. In addition to serving on the board of directors of IBM, he is also a director of the Hertz Corporation and TD Bank.

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors. TD Waterhouse is governed by a Board of Directors which meets throughout the year. During the year ended December 31, 2000, there were four meetings of the Board of Directors and the Board of Directors acted by written consent two times. All of the Directors, including the nominees, attended at least 75% of the meetings of the Board of Directors and committees on which they served in that year.

      Committees of the Board of Directors. The Board of Directors has two principal committees. The following charts describe for each committee the functions, current membership, and number of meetings held during the year ended December 31, 2000. Both Mr. Hindery and Mr. Dodge qualify as independent directors. During the year ended December 31, 2000, the audit committee and the management resources committee acted by written consent once and two times, respectively.

Audit Committee

Number of
Meetings
Functions	Current Members	in 2000

• Review the financial reports and other financial information provided by the Company to any governmental body or to the public	Leo J. Hindery, Jr. (Chairman) Steven B. Dodge	Four
• Review the Company’s systems of internal controls regarding finance, accounting, legal/compliance and ethics that management and the Board of Directors have established
• Review the Company’s auditing, accounting and financial reporting processes generally

Management Resources Committee

Number of
Meetings
Functions	Current Members	in 2000

• Review and approve executive compensation policies and practices and recommend major changes in the Company’s benefits plans	John M. Thompson (Chairman) Steven B. Dodge Leo J. Hindery, Jr.	Three
• Review significant organization changes and monitor succession plans

      The Board has adopted a charter for the Audit Committee, a copy of which is attached hereto as Appendix A. The Board has determined that all members of the Audit Committee are “independent” as that term is defined by the listing standards of the New York Stock Exchange.

      Directors’ Compensation. Directors who are officers of TD Waterhouse or TD Bank do not receive any fees for their services as Directors. For their current term year of service, each non-employee Director received an annual retainer of $25,000 and $1,000 for each meeting of the Board of Directors of TD Waterhouse and each Board committee meeting attended. For their upcoming term year of service following the Annual Meeting, each non-employee Director will receive an annual retainer of $30,000 and $1,250 for each meeting of the Board of Directors of TD Waterhouse and each Board committee meeting attended. In December 2000, Messrs. Dodge, Hindery and Thompson and Dr. Dobson each were granted options to purchase 14,000 shares of Common Stock of the Company at an exercise price of $14.03 per share. Directors are reimbursed for their out-of-pocket expenses in connection with their service on the Board of Directors. The Company maintains directors and officers insurance for its Directors in connection with their service on the Board of Directors.

PRINCIPAL STOCKHOLDERS

      The following table shows the number of shares of Common Stock beneficially owned as of December 31, 2000 by each Director, the Executive Officers named in the Summary Compensation Table, all Directors and Executive Officers as a group and owners of more than 5% of the Company’s outstanding Common Stock. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by Directors and Executive Officers as a group totals less than 1% of the outstanding Common Stock. No Director or Executive Officer beneficially owns any TD Waterhouse preferred stock.

	Amount and Nature		Percent of
Name and Address of Individual	of Beneficial Ownership		Common Stock(1)

A. Charles Baillie	3,000	(2)	*
The Toronto-Dominion Bank Toronto-Dominion Bank Tower Toronto Dominion Center Toronto, Ontario, M5K 1A2

Stephen D. McDonald	141,000	(3)	*
TD Waterhouse Group, Inc. 100 Wall Street New York, NY 10005

Frank J. Petrilli	126,429	(4)	*
TD Waterhouse Group, Inc. 100 Wall Street New York, NY 10005

John G. See	66,691	(5)	*
TD Waterhouse Group, Inc. Canadian Pacific Tower P.O. Box 1 Toronto Dominion Center Toronto, Ontario M5K 1A2

Bharat B. Masrani	57,875	(6)	*
TD Waterhouse Group, Inc. 100 Wall Street New York, NY 10005

Richard J. Rzasa	48,050	(7)	*
TD Waterhouse Group, Inc. 100 Wall Street New York, NY 10005

Lawrence M. Waterhouse, Jr.	10,000		*
TD Waterhouse Group, Inc. 100 Wall Street New York, NY 10005

Dr. Wendy K. Dobson	3,250	(8)	*
Institute for International Business University of Toronto Joseph L. Rotman School of Management 105 St. George Street Toronto, Ontario M5S 3E6

	Amount and Nature		Percent of
Name and Address of Individual	of Beneficial Ownership		Common Stock(1)

Steven B. Dodge	13,750	(8)	*
American Tower Corporation 116 Huntington Avenue — 11th Floor Boston, MA 02116

Leo J. Hindery, Jr.	26,250	(8)	*
HL Capital, Inc. 235 Montgomery Street, Suite 420 San Francisco, CA 94104

John M. Thompson	21,250	(8)	*
IBM Corporation P.O. Box 100, Route 100 Somers, NY 10589

TD Bank	336,370,150	(9)	88.6%
Toronto-Dominion Bank Tower Toronto Dominion Center Toronto, Ontario M5K 1A2

All Directors and Executive Officers as a group (17 Persons)	698,764	(10)	*

*	less than 1%.

(1)	Based on 379,789,350 shares of Common Stock outstanding as of December 31, 2000. Shares of Common Stock subject to options that are exercisable within 60 days of December 31, 2000 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(2)	These shares of Common Stock are beneficially owned by 1260514 Ontario Inc., a company subject to Mr. Baillie’s control. Mr. Baillie is the indirect beneficial owner of these shares.

(3)	The amount reported includes 12,233 shares of Common Stock held pursuant to a deferred compensation plan administered by TD Bank. This amount also includes options to purchase 64,000 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(4)	The amount reported includes 6,758 shares of Common Stock held pursuant to the Company’s profit sharing plan and 4,046 shares held pursuant to the Company’s 401(k) plan. The amount also includes options to purchase 64,125 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(5)	The amount reported includes 66 shares of Common Stock held pursuant to a Canadian Employee Stock Ownership Program administered by TD Bank. The amount also includes options to purchase 36,625 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(6)	The amount reported includes options to purchase 42,875 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(7)	The amount reported includes 200 shares held indirectly by custodial account and 300 shares held by Mr. Rzasa’s wife. The amount also includes options to purchase 31,250 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(8)	The amount reported includes options to purchase 1,250 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

(9)	The amount reported represents both direct and indirect holdings of Common Stock and includes 39,370,150 shares of Common Stock issuable upon the exercise of certain exchangeable preference shares of TD Waterhouse Investor Services (Canada) Inc. (“TDW Canada”), a wholly-owned subsidiary of the Company (the “Exchangeable Shares”), which were issued to TD Bank and its wholly-owned subsidiary TD Securities, Inc., in connection with TD Bank reorganizing its discount brokerage operations into TD Waterhouse Group, Inc. in 1999 (the “Reorganization”) and in connection with the purchase of CT Securities Inc. in April 2000 by TDW Canada. Pursuant to the Reorganization, 4,991,002 shares of Common Stock were issued to TD Bank and 292,008,998 shares of Common Stock and one Special Voting Preferred Share were issued to TD Waterhouse Holdings, Inc. (“TDWH”), a wholly-owned subsidiary of TD Bank. TD Bank, as the parent company of TDWH, is the indirect beneficial owner of the 328,008,998 shares of Common Stock and one Special Voting Preferred Share held by TDWH. In addition, TD Bank is the direct beneficial owner of 3,370,150 Exchangeable Shares which were issued in April 2000 in connection with the acquisition of CT Securities Inc.

(10)	The amount reported includes options to purchase 348,500 shares of Common Stock that are exercisable within 60 days of December 31, 2000.

AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2000, which include the consolidated statements of financial condition of the Company as of October 31, 2000 and 1999, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

      The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

Conclusion

      Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2000.

Submitted by the Audit Committee of the Board of Directors

Leo J. Hindery, Jr.

Steven B. Dodge

EXECUTIVE COMPENSATION

MANAGEMENT RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Oversight responsibility for TD Waterhouse’s executive compensation program has been delegated by the Board of Directors to the Management Resources Committee (the “Committee”), which consists solely of non-employee Directors. As part of its mandate, the Committee advises the Board of Directors on the appointment and remuneration of TD Waterhouse’s senior officers, including the executive officers named on the Summary Compensation Table (the “Named Executive Officers”). The Committee has met three times during fiscal 2000. The Committee is providing the following report on TD Waterhouse’s executive compensation policies and the relationship of TD Waterhouse’s performance to executive compensation.

      In June 1999, TD Bank reorganized its discount brokerage operations into TD Waterhouse Group, Inc. (the “Reorganization”). Information regarding executive compensation provided in this Proxy Statement includes compensation paid by TD Bank prior to the Reorganization. Prior to the Reorganization, the business units comprising TD Waterhouse were wholly-owned by TD Bank and executive compensation, including the compensation of TD Waterhouse’s Chief Executive Officer, for the fiscal year ended October 31, 1999, was determined in accordance with the policies of TD Bank.

      Following the Reorganization, the compensation terms for the Named Executive Officers were reviewed and approved by the Committee.

Executive Compensation Policies

      TD Waterhouse’s executive compensation program has three components, including base salary, annual incentive compensation paid in cash and long term equity-based incentive compensation. Together these components form a comprehensive strategy for achieving the following objectives with respect to TD Waterhouse’s senior officers, including the Named Executive Officers:

I. To attract and retain highly qualified management;

II. To motivate performance by linking incentive compensation to the achievement of business objectives, financial performance, and individual performance;

III. To link the interests of senior management and executives with those of shareholders; and

IV. To encourage retention of key resources for the succession of TD Waterhouse management.

      The total compensation mix is structured to place a significant portion of the executives’ compensation at risk, based on individual, business unit and TD Waterhouse performance.

      The Committee references competitive data provided by outside consultants to assist in determining the level and mix of executive compensation. The Committee reviews other companies whose size, rates of growth and financial returns are similar to the Company’s, including some of the companies in the Dow Jones Securities Brokerage Group Index.

Base Salary

      The Committee approves the base salary for TD Waterhouse executives based on competitive industry data for the markets in which TD Waterhouse operates. Base salary is positioned at the market average and an individual’s placement is based on tenure and performance.

Annual Incentive Cash Compensation

      TD Waterhouse provides annual incentive compensation to its executive officers based on stated financial objectives and individual performance. The amount of awards for 2000 was based on Company and individual performance. It is the intention of the Company to introduce a Covered Employee Cash Incentive Plan for fiscal 2001. This plan will provide incentive compensation based on stated financial objectives, individual performance and the Company’s financial performance.

Long Term Compensation

      Key objectives of TD Waterhouse’s long-term compensation plans are to:

•	Align the interest of executives with shareholders;

•	Motivate and reward performance that is consistent with TD Waterhouse’s long-term performance objectives; and

•	Assist with long-term retention of key employees and succession candidates.

      During 2000, the Committee granted stock options to the Company’s executive officers under the 1999 TD Waterhouse Group, Inc. Stock Incentive Plan (the “1999 TD Waterhouse Stock Incentive Plan”). In addition, to recognize the affiliation of the Company’s executive officers with TD Bank, a small portion of each executive officer’s long-term incentive compensation was in the form of option grants to purchase common shares of TD Bank under the Toronto-Dominion 1993 Stock Option Plan (the “TD Stock Option Plan”).

  1999 TD Waterhouse Stock Incentive Plan

      Immediately prior to the Reorganization, the Board of Directors of the Company adopted the 1999 TD Waterhouse Stock Incentive Plan. The stock incentive plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to executives and other employees. In addition, TD Waterhouse may also grant performance-based awards, deductible under Section 162(m) of the Internal Revenue Code, based on the attainment of written, objective performance goals established by the Committee for a certain performance period. The Committee determines whether performance goals are met, the amount of the performance-based award and the time of payment.

  TD Stock Option Plan

      In addition to the 1999 TD Waterhouse Stock Incentive Plan, executive officers of the Company are also eligible to receive options to purchase shares of TD Bank, pursuant to the TD Stock Option Plan. This plan was replaced in March 2000 by the Toronto-Dominion 2000 Stock Incentive Plan (the “2000 TD Stock Option Plan”). The principles of this new plan remain similar to the TD Stock Option Plan — align executive and shareholder interests and focus executives on long-term value creation. Options under both plans may be exercised at the strike price, which is the closing market price on the trading day prior to the date of grant. The executives’ compensation is linked directly to the appreciation in the price of the TD Bank’s common shares. The options become exercisable over four years and expire after ten years.

  Long Term Incentive Plan

      Prior to the introduction of the TD Stock Option Plan, TD Bank provided equity-based compensation to selected officers under the Long Term Incentive Plan (“LTIP”), which has two components. The first component under this plan provides for Stock Appreciation Rights, which were similar to TD Bank’s stock options, whereby phantom stock options were issued at a market price and were redeemed for the appreciation in value four to eight years after issuance. These phantom stock options have been discontinued where stock options can be issued, but may be issued in locations where TD Bank cannot issue stock options.

      The second LTIP component provides for Restricted Share Units. These Units are issued at a base price of zero and are redeemed at market price three years after issuance. Units are granted to selected high potential officers for retention and succession planning purposes.

  Long Term Capital Plan

      Certain executive officers of the Company while they were employed by the integrated securities dealer of TD Bank participate in TD Securities’ Long Term Capital Plan (the “LTC Plan”). Employees are granted units, which provide the opportunity to share in the return earned in the business thereby focusing officers on the sustainable profitability of the business. This return is based on earnings in excess of a return on equity threshold set annually. Participants are not eligible to participate in any other long-term incentive programs that may be offered by TD Bank Financial Group.

      Units granted in fiscal 2000 vest over nine years after grant to provide retention, with the redemption value based on market conditions and business unit performance in each fiscal year. The return on vested units is paid in cash.

Compensation of the Chief Executive Officer

      For 2000, the compensation of the Company’s Chief Executive Officer, Stephen D. McDonald, was determined in accordance with the policies of TD Waterhouse. Mr. McDonald receives a base salary and an annual incentive bonus, if any, based on Company and individual performance. From the beginning of the 2000 fiscal year until August 15, 2000, Mr. McDonald received a base salary of $241,525. For the remainder of the 2000 fiscal year, Mr. McDonald received $78,125 based on an increased annual base salary of $375,000. Mr. McDonald’s total base salary for fiscal 2000 was $319,650.

      The review of Mr. McDonald’s performance covers accountabilities such as leadership, strategy, management development and succession, employee relations, risk, customer service and quality, financial performance of the Company and communications. Based on a review of these criteria, the Committee determines changes to the Chief Executive Officer’s compensation. Our Committee believes that Mr. McDonald’s leadership is a critical factor to the overall success of TD Waterhouse. Under Mr. McDonald’s leadership, net income in fiscal 2000 increased to $210.3 million (more than double that of 1999) and revenues grew 64% to $1.57 billion. In addition, during fiscal 2000, over 1 million new accounts (exclusive of acquisitions) were opened and there was a 31% increase in customer assets from $121.7 billion to $158.9 billion. Based on the financial performance of the Company in fiscal 2000, as well as Mr. McDonald’s individual performance, the amount of Mr. McDonald’s fiscal 2000 annual incentive bonus was $2,400,000 (6.4 times base salary).

      Equity based compensation was provided under the 1999 TD Waterhouse Stock Incentive Plan and the TD Stock Option Plan. Mr. McDonald’s fiscal 2000 option awards include a December 2, 1999 option grant to purchase 54,000 shares of the Company’s Common Stock, a December 9, 1999 grant to purchase 22,800 TD Bank common shares and an April 17, 2000 grant to purchase 1,000,000 shares of the Company’s Common Stock. The option to purchase 1,000,000 shares of the Company’s Common Stock was granted on April 17, 2000 with an exercise price of $16.72 per share and vests based on the performance of Company Stock on the New York Stock Exchange. These performance-vesting options were granted to Mr. McDonald to provide an incentive for Mr. McDonald to grow the Company’s business and improve its financial performance as well as to tie a significant portion of his compensation to the Company’s stock performance.

      The amount of bonus and options awarded to Mr. McDonald is appropriate for his level of responsibility and ensures Mr. McDonald’s compensation is aligned with the Company’s objectives and is reflective of performance.

Executive Stock Ownership Requirements

      TD Waterhouse’s stock ownership requirements for the executive officers, including the Named Executive Officers, further align management and shareholder interests. These minimum stock holding requirements are proportionate to the executive’s compensation and position in the Company. Currently, TD Waterhouse Common Stock holdings representing a multiple of 3 times base salary are required for the Chief Executive Officer; 2 times base salary for the President and Chief Operating Officer; 1.5 times base salary for the Vice Chairman; and  1/2 to 1 times base salary for the Executive Vice Presidents and certain

Senior Vice Presidents. By October 31, 2004, TD Waterhouse Common Stock holdings representing a multiple of 10 times base salary are required for the Chief Executive Officer; 8 times base salary for the President and Chief Operating Officer; 6 times base salary for the Vice Chairman; and 2 to 4 times base salary for the Executive Vice Presidents and certain Senior Vice Presidents. By October 31, 2004, of the total amount of shares of the Company and TD Bank held by each executive officer of the Company, 75% must be in the Company’s Common Stock and 25% must be in shares of TD Bank.

Tax Law Limits on Executive Compensation

      Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. Accordingly, the 1999 TD Waterhouse Stock Incentive Plan received stockholder approval in June 1999. The Company believes that while it is generally in the best interests of its stockholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

      The Committee will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, our Committee is prepared, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be deductible under Section 162(m). Tax deductibility will not be the sole factor we consider in determining appropriate levels or types of compensation.

Submitted by the Management Resources Committee:

John M. Thompson (Chairman)

Steven B. Dodge
Leo J. Hindery, Jr.

COMPARISON OF CUMULATIVE RETURN

      Below is a line graph that compares the percentage change in the cumulative total stockholder return of TD Waterhouse’s Common Stock against the cumulative total return of the stocks making up an industry peer group and the Standard & Poor’s 500 Index during the period from June 22, 1999 (the date prior to the Company’s initial public offering) through October 31, 2000.

      The results are based on an assumed $100 invested on June 22, 1999 and the reinvestment of dividends. The Company includes the following companies in its Industry Peer Group:

•	Ameritrade Holding Corporation

•	CSFBdirect (formerly DLJdirect)

•	E*Trade Group, Inc.

      As of October 31, 2000, all of the companies listed in the Industry Peer Group were publicly traded firms engaged in the securities brokerage business. National Discount Brokers Group, Inc. (“NDB”), a company which was previously listed in our Industry Peer Group, has been removed from our Industry Peer Group as a result of being acquired in 2000 and no longer being publicly traded. Further, we revised our Industry Peer Group by removing The Charles Schwab Corporation. The companies in the revised Industry Peer Group have market capitalizations that are more similar to the Company.

EXECUTIVE COMPENSATION TABLES

      The following table shows compensation information for the Company’s Chief Executive Officer and the next four most highly compensated Executive Officers of the Company for the fiscal years ended October 31, 2000, 1999 and 1998.

I.  Summary Compensation Table

		Annual Compensation

						Other Annual
Name and Principal		Salary(1)		Bonus(1)		Compensation(1)(2)
Position	Year	($)		($)		($)

Stephen D. McDonald	2000	$319,650	(6)	$2,400,000	*	$11,063
Chief Executive
Officer and Deputy	1999	$300,037	(6)	$760,204	(6)**	$135
Chairman
	1998	$257,583	(6)	$296,196	(6)(10)***	$88

Frank J. Petrilli	2000	$322,917		$1,600,000	*	$9,116
President and Chief
Operating Officer	1999	$300,000		$1,250,000	**	N/A
	1998	$300,000		$1,000,000	***	N/A

John G. See	2000	$169,492	(12)	$650,165	(12)*	$2,929
Vice Chairman
	1999	$167,785	(12)	$337,838	(12)**	$1,501
	1998	$135,814	(12)	$186,821	(12)***	$569

Bharat B. Masrani	2000	$214,724	(13)	$951,825	(13)(14)*	$1,282
Vice Chairman
	1999	$226,537	(13)	$479,233	(13)**	N/A
	1998	$220,793	(13)	$415,282	(13)***	N/A

Richard J. Rzasa	2000	$250,000		$700,000	*	N/A
Vice Chairman and
Chief Information	1999	$250,000		$500,000	**	N/A
Officer	1998	N/A		N/A		N/A

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Restricted	Securities
	Stock	Underlying		LTIP	All Other
Name and Principal	Awards(3)	Options Granted		Payouts(1)(4)	Compensation(1)(5)
Position	($)	(#)		($)	($)

Stephen D. McDonald	N/A	1,054,000	(7)	$1,633,576	$3,800
Chief Executive		22,800	(8)
Officer and Deputy	N/A	202,000	(7)(9)	$614,194	$1,710
Chairman		130,000	(8)
	N/A	108,000	(8)(11)	N/A	$1,578

Frank J. Petrilli	N/A	704,000	(7)	N/A	$20,763
President and Chief		9,300	(8)
Operating Officer	N/A	202,500	(7)	N/A	$20,303
		32,200	(8)
	8,000	26,800	(8)(11)	N/A	$20,342

John G. See	N/A	372,500	(7)	N/A	$1,295
Vice Chairman		4,000	(8)
	N/A	124,000	(7)	N/A	$1,209
		32,300	(8)
	N/A	26,800	(8)(11)	N/A	$1,188

Bharat B. Masrani	N/A	420,000	(7)	$353,942	$1,130
Vice Chairman		2,900	(8)
	N/A	101,500	(7)	$115,613	$1,192
	5,000	N/A		N/A	$1,223

Richard J. Rzasa	N/A	375,000	(7)	N/A	$128
Vice Chairman and		2,900	(8)
Chief Information	N/A	100,000	(7)	N/A	N/A
Officer	N/A	N/A		N/A	N/A

(1)	For fiscal 2000, 1999 and 1998, certain or all of the payments listed for Messrs. McDonald and See were paid in Canadian Dollars and for Mr. Masrani were paid in U.K. Pounds Sterling or Canadian Dollars. Payments to these Named Executive Officers received in Canadian Dollars or U.K. Pounds Sterling are footnoted accordingly. For the payments listed under the “Salary,” “Other Annual Compensation” and “All Other Compensation” columns, the amount indicated in U.S. Dollars was calculated using the average exchange rate for the fiscal year indicated. For payments and deferrals listed under the “Bonus” and “LTIP Payouts” columns, the amount indicated in U.S. Dollars was calculated using the exchange rate on the date of the award.

(2)	The value of perquisites and benefits for each Named Executive Officer is less than the lesser of $50,000 and 10% of total annual salary and bonus. The amounts quoted in this column represent the taxable benefits on reduced rate loans for Messrs. McDonald, Petrilli, See, and Masrani. Messrs. McDonald, See, and Masrani received these payments in Canadian Dollars.

(3)	The aggregate holdings and value of restricted share units of TD Bank on October 31, 2000 are as follows:

	# of Units	Value on October 31, 2000

F. Petrilli	8,000	$206,994

B. Masrani	5,000	$129,371

Dividend equivalents are not paid on these units. Units are redeemed on the 3rd anniversary of issuance. This represents an award granted in 1998 and has been adjusted to reflect a 2 for 1 TD Bank stock dividend paid July 31, 1999. These amounts have been converted from Canadian Dollars using the exchange on October 31,2000.

(4)	All figures in this column reflect payouts under TD Bank’s Long Term Capital Plan. Messrs. McDonald and Masrani received awards on November 1, 1999 and November 19, 1998, pursuant to grants made in 1997 and 1996, respectively. Messrs. McDonald and Masrani received these payments in Canadian Dollars.

(5)	All figures in this column reflect 401(k) and profit sharing plan contributions, and life insurance premiums for U.S. residents, Employee Savings Plan contributions and life insurance premiums for Canadian residents, and Group Pension Plan contributions for U.K. residents. Messrs. McDonald and See received part or all of these payments in Canadian Dollars. Mr. Masrani received these payments in U.K. Pounds Sterling.

(6)	For fiscal 2000, Mr. McDonald received a portion of his salary in Canadian Dollars. For fiscal 1999, Mr. McDonald received all of his salary and a portion of his bonus in Canadian Dollars. For fiscal 1998, Mr. McDonald received all of his salary and bonus in Canadian Dollars.

(7)	Represents options to purchase shares of Common Stock of the Company.

(8)	This amount represents options to purchase common shares of TD Bank.

(9)	This amount includes options to purchase 177,000 shares of Common Stock of the Company issued to Mr. McDonald in December 1999 in connection with the Company’s initial public offering which occurred in June 1999.

(10)	Mr. McDonald elected to defer a portion of his bonus equal to $31,590 into phantom share units of TD Bank as part of its Senior Executive Deferred Share Unit Plan.

(11)	Adjusted to reflect a 2 for 1 TD Bank stock dividend paid July 31, 1999.

(12)	For fiscal 2000, 1999 and 1998, Mr. See received all of his salary and bonus in Canadian Dollars.

(13)	For fiscal 2000, 1999 and 1998, Mr. Masrani received all of his salary and bonus in U.K. Pounds Sterling.

(14)	Mr. Masrani elected to defer a portion of his bonus equal to $36,496 into TD Securities Inc.’s 2000 TD Capital Leveraged Co-Investment Plan.

*	Awarded on December 6, 2000.

**	Awarded on December 2, 1999.

***	Awarded on December 10, 1998.

1999 TD Waterhouse Stock Incentive Plan

      The 1999 TD Waterhouse Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors or consultants of TD Waterhouse or our affiliates. A maximum of 9% of the outstanding shares of Common Stock may be subject to awards under the stock incentive plan. The maximum number of shares of Common Stock for which options and stock appreciation rights may be granted during a calendar year to any participant will be one million. The number of shares issued or reserved pursuant to the 1999 TD Waterhouse Stock Incentive Plan (or pursuant to outstanding awards) is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the common stock.

      Administration. The stock incentive plan is administered by the Management Resources Committee, which may delegate its duties and powers to any subcommittee thereof consisting solely of two or more individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor section thereto). The Committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the stock incentive plan and the manner in which such awards will vest. In addition, the Committee may also grant performance-based awards, deductible by us under Section 162(m), based on the attainment of written, objective performance goals approved by the Committee for a performance period, established by the Committee while the outcome for such period is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates (or, if less, the number of days which is equal to 25% of the relevant performance period). The Committee shall determine whether performance goals are met, the amount of the performance-based award and the time of payment.

      Options. The Committee determines the exercise price for each option; provided, however, that options must have an exercise price that is at least equal to the fair market value of the common stock on the date the option is granted (at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns common stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (1) cash, (2) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, (3) a combination of cash and common stock (as qualified by clause (2)); or (4) through the delivery of irrevocable instruments to a broker to deliver promptly to us an amount equal to the exercise price for the shares being purchased.

      Stock Appreciation Rights. The Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (1) the fair market value of the common stock on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, the exercise price of the related option and (2) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, times (2) the number of shares of common stock covered by the stock appreciation right. Payment shall be made in common stock or in cash, or partly in common stock and partly in cash (any common stock valued at fair market value), all as shall be determined by the Committee.

      Transferability. Unless otherwise determined by the Committee, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

      Change in Control. In the event of a change of control (as defined in the stock incentive plan), (1) any outstanding awards then held by participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) the Committee may make provision for a cash payment to the holder of an award in consideration for the cancellation of the award.

      Amendment and Termination. Our Board of Directors may amend, alter or discontinue the stock incentive plan in any respect at any time, but no amendment (1) without the approval of our shareholders, can increase the total number of shares of common stock reserved for the purposes of the stock incentive plan or change the maximum number of shares of common stock for which awards may be granted to any participant or (2) can impair any awards previously granted or deprive an option holder, without his or her consent, of any common stock previously acquired.

      Tax Consequences. Generally, we are entitled to a deduction equal to the compensation recognized by the holder for our taxable year that ends with or within the taxable year in which the holder recognized the compensation, assuming the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility.

TD Bank Stock Option Plan

      TD Bank adopted the Toronto-Dominion 1993 Stock Option Plan in 1993.

      The plan permitted the grant of stock options to management employees of TD Bank and its subsidiaries and has been superceded by the 2000 TD Bank Stock Option Plan referred to below. The aggregate number of common shares for which options may be granted to any single participant shall not exceed 5% of the total number of issued and outstanding shares. The number of common shares issued or reserved pursuant to the stock option plan (or outstanding options) is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the common shares. Common shares that are subject to options that expire, terminate or lapse will again be available for option or grant under the stock option plan.

      Administration. The stock option plan is administered by the TD Bank Management Resources Committee of the Board of Directors of TD Bank. This committee may appoint the Chairman, President or the senior officer of TD Bank responsible for human resources to act on its behalf and in accordance with its determinations to administer the stock option plan. The committee has the sole discretion to determine the employees to whom options may be granted under the stock option plan and the terms, conditions and limitations of each grant.

      Exercise. The exercise price for each option shall be the closing price of the common shares on the Toronto Stock Exchange on the last date on which common shares were traded before the date the option was granted. An option holder may exercise an option by written notice and payment of the exercise price; provided, that no option may be exercised later than 10 years after the date upon which it was granted.

      Transferability. Options granted under the stock option plan are not transferable other than by will or by the laws of descent and distribution.

      Amendment and Termination. The Board of Directors of TD Bank may amend or terminate the stock option plan in any respect at any time, but no amendment (1) shall be implemented without the approval of the shareholders of TD Bank, if such approval is required by any regulatory authorities or stock exchanges or (2) can impair any previously granted without his or her consent.

2000 TD Bank Stock Option Plan

      In March 2000, TD Bank adopted the 2000 TD Bank Stock Option Plan. The terms and conditions of this plan are substantially similar to the terms and conditions of the TD Bank Stock Option Plan. A maximum of 30 million common shares of TD Bank may be subject to the 2000 TD Stock Option Plan.

II.  Option/ SAR Grants in Last Fiscal Year

			Percent of
	Number of Securities		Total Options/SARs	Exercise or
	Underlying Options/		Granted to Employees	Base Price		Expiration
Name	SARs Granted (#)		in Fiscal Year (%)	($/Share)		Date

Stephen D. McDonald	54,000	(2)	1.1%	$17.55		December 2, 2009
	1,000,000	(3)	19.7%	$16.72		April 17, 2010
	177,000	(4)	3.5%	$24.00		June 28, 2009
	22,800	(5)	*	$24.53	(6)	December 9, 2009

Frank J. Petrilli	54,000	(2)	1.1%	$17.55		December 2, 2009
	650,000	(3)	12.8%	$16.72		April 17, 2010
	9,300	(5)	*	$24.53	(6)	December 9, 2009

John G. See	22,500	(2)	*	$17.55		December 2, 2009
	350,000	(3)	6.9%	$16.72		April 17, 2010
	4,000	(5)	*	$24.53	(6)	December 9, 2009

Bharat B. Masrani	20,000	(2)	*	$17.55		December 2, 2009
	50,000	(2)	1.0%	$19.80		December 2, 2009
	350,000	(3)	6.9%	$16.72		April 17, 2010
	2,900	(5)	*	$24.53		December 9, 2009

Richard J. Rzasa	25,000	(2)	*	$17.55		December 2, 2009
	350,000	(3)	6.9%	$16.72		April 17, 2010
	2,900	(5)	*	$24.53	(6)	December 9, 2009

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rates of Stock
	Price Appreciation For Option
	Term(1)

Name	5%($)	10%($)

Stephen D. McDonald	$596,003	$1,510,390
	$10,515,118	$26,647,374
	$2,671,544	$6,770,218
	$351,731	$891,355

Frank J. Petrilli	$596,003	$1,510,390
	$6,834,827	$17,320,793
	$143,469	$363,579

John G. See	$248,335	$629,329
	$3,680,291	$9,326,581
	$61,707	$156,378

Bharat B. Masrani	$220,742	$559,404
	$622,606	$1,577,805
	$3,680,291	$9,326,581
	$44,738	$113,374

Richard J. Rzasa	$275,928	$699,255
	$3,680,291	$9,326,581
	$44,738	$113,374

 *   less than 1%

(1)	Pursuant to Securities and Exchange Commission rules, we used a 5% and 10% assumed rate of appreciation over the 10-year option term. This does not represent the Company’s estimate or projection of the future common stock price. If the Company’s Common Stock does not appreciate above the exercise price of the options, the Named Executive Officers will receive no benefit from the options.

(2)	These option awards for fiscal 2000 were granted for shares of TD Waterhouse Common Stock. The first 25% of the award are exercisable on December 2, 2000, the second 25% on December 2, 2001, the third 25% on December 2, 2002, and the final 25% on December 2, 2003.

(3)	These options to purchase Common Stock will vest and are exercisable as follows:

(i) 25% vest when the price of the Common Stock averages $35.00 per share for 20 consecutive trading days; (ii) 25% vest when the price of the Common Stock averages $40.00 per share for 20 consecutive trading days; (iii) 25% vest when the price of the Common Stock averages $45.00 per share for 20 consecutive trading days; and (iv) 25% vest when the price of the Common Stock averages $50.00 per share for 20 consecutive trading days. All remaining unvested options will become immediately exercisable after 8 years from April 17, 2000 (the “Grant Date”) if the option holder is still employed by the Company. Once vested, these options areavailable for exercise as follows: (a) 1/3, one year following vesting; (b) 1/3, two years following vesting; and (c) 1/3, three years following vesting. These options may not be exercised within 18 months of the Grant Date.

(4)	These options to purchase 177,000 shares of Common Stock of the Company were granted to Mr. McDonald in December 1999 in connection with the Company’s initial public offering in June 1999. For reporting purposes, these options have been included in the Summary Compensation Table as part of Mr. McDonald’s 1999 compensation.

(5)	These option awards for fiscal 2000 were granted for TD Bank common shares. The first 25% of the award became exercisable on December 9, 2000. The second 25% of this award becomes exercisable on December 9, 2001, the third 25% on December 9, 2002, and the final 25% on December 9, 2003.

(6)	The exercise price of these options to purchase TD Bank common shares has been converted from Canadian Dollars using the average exchange rate for the fiscal year ended October 31, 2000.

III.  Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Option Values as of October 31, 2000

      The following table sets forth certain information concerning TD Waterhouse stock option exercises and TD Bank stock option exercises during the last fiscal year by the Named Executive Officers and unexercised options held by such officers at the end of the last fiscal year.

					Number of Securities				Value of Unexercised
					Underlying Unexercised				In-The-Money
	Securities				Options/SARs				Options/SARs At
	Acquired				At Fiscal Year End (#)				Fiscal Year End ($)
	on Exercise		Value Realized
Name	(#)		($)		Exercisable		Unexercisable		Exercisable		Unexercisable

Stephen D. McDonald	0	(1)	$0		50,500	(1)	1,205,500	(1)	$0	(3)	$0	(3)
	40,000	(2)	$929,541	(2)	170,500	(2)	174,300	(2)	$2,813,229	(4)	$1,542,363	(4)

Frank J. Petrilli	0	(1)	$0		50,625	(1)	855,875	(1)	$0	(3)	$0	(3)
	0	(2)	$0		44,700	(2)	54,600	(2)	559,752	(4)	$520,314	(4)

John G. See	0	(1)	$0		31,000	(1)	465,500	(1)	$0	(3)	$0	(3)
	40,000	(2)	$784,110	(2)	77,950	(2)	49,050	(2)	$1,218,745	(4)	$496,345	(4)

Bharat B. Masrani	0	(1)	$0		25,375	(1)	496,125	(1)	$0	(3)	$0	(3)
	0	(2)	$0		24,000	(2)	2,900	(2)	$503,631	(4)	$10,920	(4)

Richard J. Rzasa	0	(1)	$0		25,000	(1)	450,000	(1)	$0	(3)	$0	(3)
	0	(2)	$0		0	(2)	2,900	(2)	$0	(4)	$10,920	(4)

(1)	Options to purchase shares of Common Stock of the Company.

(2)	Options to purchase TD Bank common shares. The amount indicated has been converted to U.S. Dollars from Canadian Dollars using the average exchange rate for the period October 31, 1999 to October 31, 2000.

(3)	The closing price of the Company’s Common Stock on the New York Stock Exchange on October 31, 2000 was $16.5625.

(4)	The closing price of TD Bank common shares on the Toronto Stock Exchange on October 31, 2000 was $41.95 CDN ($27.47 U.S. Dollars). The amount indicated has been converted to U.S. Dollars from Canadian Dollars using the exchange rate on October 31, 2000.

Employment Agreements

      On October 1, 1999, we entered into employment agreements with Stephen D. McDonald, our Chief Executive Officer and Deputy Chairman, Frank J. Petrilli, our President and Chief Operating Officer, John See, our Vice Chairman, and Richard Rzasa, our Vice Chairman and Chief Information Officer. The employment agreements provide for the payment of a base salary of Cdn.$450,000, US$300,000, Cdn.$250,000 and US$250,000 to Messrs. McDonald, Petrilli, See, and Rzasa, respectively, and an annual bonus to be determined by the Committee. We entered into an employment agreement effective June 1, 2000 with Bharat Masrani, our Vice Chairman. The employment agreement provides for the payment of a base salary of U.K.160,000 Pounds Sterling and an annual bonus to be determined by the Committee. Pursuant to each employment agreement, the base salary may be increased, from time to time, as may be determined in the sole discretion of the Committee. The employment agreements are for a term of three years and will be automatically extended for an additional one-year period unless either party provides the other party 90 days’ prior written notice before the then current termination date. The employment agreements will terminate prior to their scheduled termination date in the event of the employee’s death or disability. Either party may terminate the employment agreement with or without cause (as such term is defined in each of the employment agreements). If Messrs. McDonald, Petrilli, See, Masrani, or Rzasa are terminated by the Company without cause, subject to their compliance with certain non-competition, non-solicitation and confidentiality provisions set forth in each of their employment agreements, they shall be entitled to (a) payment of their base salary earned to the date of termination, and (b) continued payment of their base salary and the average of their annual bonus (calculated based on the prior 2 years) until 24 months after the termination date (the “Severance Package”). If Messrs. McDonald, Petrilli, See, Masrani, or Rzasa resign from their employment with us, we may elect in our sole discretion to pay them the Severance Package, along with their employee health benefits until 12 months after the termination date (24 months for Mr. Petrilli), subject to their compliance with certain non-competition, non-solicitation and confidentiality provisions set forth in each of their employment agreements.

RETIREMENT BENEFITS AND TERMINATION ARRANGEMENTS

      Retirement income arrangements have been entered into with Messrs. McDonald, See and Masrani, which supplement the defined benefit pension payable from the pension plan for Canadian employees, the pension attributable to the profit sharing plan for U.S. employees and/ or the group personal pension plan for U.K. employees, maintained by the Company. Similar arrangements have not been entered into with Messrs. Petrilli and Rzasa. Under these arrangements, each participating officer is entitled, upon retirement, to receive a benefit based on 2% per year of service (to a maximum of 35 years) of the average of the final three year’s salary minus an adjustment for Canadian or, where applicable, U.S. or U.K. social security benefits. These amounts payable include the annual lifetime benefits under the pension plan or, where applicable, the profit sharing plan and group personal pension plan. The maximum annual benefit payable to participating officers will be the greater of (A) 50% (60% in the case of Mr. McDonald) of the average of the highest five consecutive years of salary and incentive compensation payments in the last ten years of service, or (B) 70% of the average of the final three years of salary.

      Messrs. McDonald and See are expected to have attained the maximum years of service credit at 2019 and 2020, respectively. Mr. Masrani’s pension will be based on 24 years of service credit at 2019.

      Benefits earned in respect of service in Canada are determined and paid in Canadian dollars. Similarly, benefits earned in respect of service in the U.S. or U.K. are determined and paid in U.S. dollars or U.K. Pounds Sterling, respectively. These retirement benefits are payable for life. Upon death, reduced payments continue to the surviving spouse.

      Tables I and II show the standard annual pension benefits payable to the Named Executive Officers who participate in the supplementary retirement income arrangements described above at age 63 for the various salary/ service combinations shown in the table. The amounts in Table I reflect the exclusion of payments of U.S. Social Security benefits. The amounts in Table II reflect the exclusion of payments from Canada or Quebec Pension Plans. The amounts in Table III reflect the exclusion of the U.K. basic state benefits. These benefits are reduced for those who retire earlier than age 62.

Table I

Offset for U.S. Social Security Benefits

	Years of Service

Final Average Base Salary	15	20	25	30	35

$100,000	$22,630	$30,174	$37,717	$45,261	$52,804

$200,000	$52,630	$70,174	$87,717	$105,261	$122,804

$300,000	$82,630	$110,174	$137,717	$165,261	$192,804

$400,000	$112,630	$150,174	$187,717	$225,261	$262,804

$500,000	$142,630	$190,174	$237,717	$285,261	$332,804

$600,000	$172,630	$230,174	$287,717	$345,261	$402,804

$700,000	$202,630	$270,174	$337,717	$405,261	$472,804

$800,000	$232,630	$310,174	$387,717	$465,261	$542,804

$900,000	$262,630	$350,174	$437,717	$525,261	$612,804

$1,000,000	$292,630	$390,174	$487,717	$585,261	$682,804

Table II

Offset for Canada Pension Plan/ Quebec Pension Plan Benefits (in $U.S.)

	Years of Service

Final Average Base Salary	15	20	25	30	35

$100,000	$27,450	$36,600	$45,749	$54,899	$64,049

$200,000	$57,450	$76,600	$95,749	$114,899	$134,049

$300,000	$87,450	$116,600	$145,749	$174,899	$204,049

$400,000	$117,450	$156,600	$195,749	$234,899	$274,049

$500,000	$147,450	$196,600	$245,749	$294,899	$344,049

$600,000	$177,450	$236,600	$295,749	$354,899	$414,049

$700,000	$207,450	$276,600	$345,749	$414,899	$484,049

$800,000	$237,450	$316,600	$395,749	$474,899	$554,049

$900,000	$267,450	$356,600	$445,749	$534,899	$624,049

$1,000,000	$297,450	$396,600	$495,749	$594,899	$694,049

Table III

Offset for U.K. Basic State Benefits (in $U.S.)

	Years of Service

Final Average Base Salary	15	20	25	30	35

$100,000	$27,781	$37,042	$46,302	$55,562	$64,823

$200,000	$57,781	$77,042	$96,302	$115,562	$134,823

$300,000	$87,781	$117,042	$146,302	$175,562	$204,823

$400,000	$117,781	$157,042	$196,302	$235,562	$274,823

$500,000	$147,781	$197,042	$246,302	$295,562	$344,823

$600,000	$177,781	$237,042	$296,302	$355,562	$414,823

$700,000	$207,781	$277,042	$346,302	$415,562	$484,823

$800,000	$237,781	$317,042	$396,302	$475,562	$554,823

$900,000	$267,781	$357,042	$446,302	$535,562	$624,823

$1,000,000	$297,781	$397,042	$496,302	$595,562	$694,823

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

AND EXECUTIVE OFFICERS

      Section 16(a) Beneficial Ownership Reporting Compliance. Our Directors and Executive Officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a Director or Executive Officer and, after that, any changes in their ownership of our equity securities. Copies of any of these reports must also be provided to us. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based solely upon our review of copies of the reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended October 31, 2000, all filing requirements applicable to its officers, Directors and ten percent stockholders were complied with in a timely manner, except the reports of beneficial ownership on Form 4 of Frank Petrilli and John See for one transaction each in December 1999.

Management Resources Committee Interlocks and Insider Participation

      No member of the Management Resources Committee is or ever was a TD Waterhouse officer or employee. No member of this committee is, or was during 2000, an executive officer of another company whose board of directors has a comparable committee on which one of TD Waterhouse’s Executive Officers serves.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In the ordinary course of business, we use the services of, and engage in transactions with, our parent, TD Bank, and various of its other subsidiaries. We believe that these transactions were on terms that were at least as favorable to us as would have been available from other service providers. Additional information regarding these transactions, including the amounts involved, is provided in note 15 of our audited consolidated financial statements included in our Annual Report to Stockholders for fiscal year 2000.

A.  Certain Transactions Between Us and TD Bank

      TD Bank owns approximately 88.6% of our outstanding common stock, including shares issuable upon exchange of certain exchangeable preference shares issued to TD Bank in connection with the Reorganization and the purchase of CT Securities Inc.

      TD Bank provides services to our Canadian operations, such as office space, equipment purchase and maintenance, human resources and employee pension and benefits, audit, tax planning and reporting, legal, compliance, banking, risk management, telecommunications, technology research and development. Our subsidiary TD Waterhouse Investor Services (Canada) Inc. (“TD Waterhouse Canada”) provides clearing services to TD Bank at commercial rates. TD Bank, as our affiliate, provides banking products and services to our Canadian customers. TD Waterhouse Canada pays TD Bank for account administration support provided by TD Bank’s retail bank branches. In addition, the services of any employees who were transferred to us, but remained with TD Bank on a transitional basis, were also made available to us. Both we and TD Bank will continue to make available to each other those personnel who provided executive and support services to each other prior to the Reorganization.

      In addition, National Investor Services, Corp., a subsidiary of the Company, provides clearing services to a U.S. affiliate of TD Bank and receives clearing fees at rates approximating those charged to third-party introducing brokers.

      We believe the fees and other amounts paid by and to us under the above arrangements approximate the amounts that would be paid if such arrangements were provided by unaffiliated third parties.

Master Services Agreement

      In connection with the Reorganization, we and TD Bank entered into an inter-company master services agreement with respect to services provided by TD Bank to us (primarily to TD Waterhouse Canada) and vice-versa. The master services agreement provides that such services are provided in exchange for fees which, generally, (1) in the case of services purchased by TD Bank from third parties for us are based upon the incremental cost charged by such third parties to TD Bank and (2) in the case of services directly provided by TD Bank to us, are based on estimated or actual cost, including a reasonable allocation of direct and indirect overhead cost incurred by TD Bank, plus, unless otherwise agreed, a reasonable profit margin. The master services agreement may be terminated by either party on one year’s notice. The services are made available on an “as needed” basis. This arrangement provides us with the flexibility to bring “in-house” services we currently receive from TD Bank if it is suitable to do so. In the performance of these services, TD Bank may enter into contracts with third parties as our agent.

      The purpose of the master services agreement is to ensure that TD Bank and we provide services to each other in the scope and manner which are generally consistent with practices prior to the Reorganization, having regard to the various assets and employees transferred to us pursuant to the Reorganization. The primary services provided by TD Bank to us are described below in more detail.

  Office Space

      TD Bank makes available to our Canadian operations space within certain buildings leased or owned by TD Bank. We are required to indemnify TD Bank against certain liabilities in respect of the use of this space. In addition, if we request, TD Bank will enter into leases with third parties as agent for us and on our behalf for premises which are solely used for our Canadian operations. We will indemnify TD Bank in connection with all obligations under these leases.

  Equipment Purchase and Maintenance

      TD Bank purchases on behalf of TD Waterhouse such equipment, furniture and office supplies as requested by our Canadian operations and, in addition, provides equipment and furniture maintenance services.

  Human Resources and Employee Pension and Benefits

      Human resources and employee pension and benefit services are limited to policy, executive compensation and corporate development.

  Audit, Tax Planning and Reporting, Legal and Compliance

      TD Bank provides high level tax and internal audit services for TD Waterhouse Canada, and assists in the development of corporate budgets. TD Bank provides legal services to our non-U.S. operations and, with the office of the General Counsel of TD Waterhouse, directs legal matters and proceedings of TD Waterhouse. The employees primarily responsible for TD Waterhouse Canada’s compliance functions were transferred to and became employees of TD Waterhouse Canada in the Reorganization. TD Bank provides management oversight and executive support of compliance functions.

  Banking

      TD Bank provides customary banking services to TD Waterhouse Canada.

  Risk Management

      TD Bank provides high level risk management oversight of our credit, concentration and risk management policies.

  Telecommunications, Technology Research and Development

      TD Bank continues to make available to us its in-house technology infrastructure, facilities and expertise, including its applications research and development capabilities.

  Termination

      Either party may terminate the master services agreement by providing a minimum of one year’s notice to the other party. The agreement may also be terminated by either party immediately and without notice in the event that the other party enters into proceedings in bankruptcy, insolvency, reorganization, liquidation, dissolution or any other similar proceeding.

Credit Arrangements

      Under a separate agreement, which has been canceled, TD Bank made available to TD Waterhouse Canada credit at market rates in the form of a standby subordinated loan facility required for regulatory compliance.

Securities Trading and Related Issues

      TD Bank, through a subsidiary, provides to TD Waterhouse Canada trade execution for equities and fixed income securities, as well as sales channel access through its retail branch network for new accounts. TD Waterhouse Canada provides clearing and custodial services to TD Bank’s Canadian non-discount broker subsidiaries. We provide to TD Bank various management and technology-related support for its securities-related non-discount broker businesses.

Acquisition of CT Securities Inc.

      In April 2000, TD Waterhouse Canada acquired the discount brokerage business owned by CT Financial Services Inc., a subsidiary of TD Bank, for approximately $96.8 million. The purchase price was determined through negotiations between senior officers of the Company and TD Bank and was approved by the Company’s audit committee composed of independent directors. CT Financial Services Inc. was acquired by TD Bank in February 2000 for an aggregate purchase price of approximately $8 billion Canadian Dollars.

B.  Certain Transactions between Us and TD Waterhouse Bank, N.A.

      TD Waterhouse Bank, N.A. (“TD Waterhouse Bank”) was established in 1994 primarily to offer deposit and loan products and other banking services to the customer base of TD Waterhouse Investor Services, Inc. Though TD Waterhouse Bank is not owned by us, TD Waterhouse Bank, as an affiliated company, continues to provide such banking products and services to our customer base. In addition to providing deposit and loan related products, TD Waterhouse Bank provides us with certain support services such as check and debit card processing. We in turn provide TD Waterhouse Bank with various marketing and administrative support services. These services include the marketing of TD Waterhouse Bank’s FDIC insured deposit accounts and various credit products. We also provide TD Waterhouse Bank with various executive and administrative support services, including providing office space, and audit, tax, human resource, employee benefits and legal services. The master services agreement includes the provision of these inter-company services.

C.  Tax-Sharing Agreement

      We are currently included in the TD Waterhouse Holdings, Inc. (“TDWH”) federal consolidated income tax group, and our federal income tax liability is included in the consolidated federal income tax liability of TDWH and its subsidiaries. In addition, in some cases our subsidiaries are also included with certain TDWH subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. In connection with the Reorganization, we and TDWH have entered into a tax-sharing agreement. Pursuant to this tax-sharing agreement, we and TDWH make payments between each other such that, with respect to any period, the amount of taxes to be paid by us, subject to certain adjustments, is determined as though we were the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of TDWH with respect to federal, state and local income taxes (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of TDWH arising from an audit or otherwise).

With respect to foreign tax credits and other tax attributes, our right to reimbursement is determined based on the usage of such tax attributes by the consolidated group.

      In determining the amount of tax-sharing payments under the tax-sharing agreement, TDWH will prepare or cause to be prepared pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by TDWH in preparing the tax returns for TDWH’s consolidated group and other applicable groups. Under the tax-sharing agreement, TDWH continues to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for us in any and all matters relating to our income tax, franchise tax and similar liabilities, has the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and has the power, in its sole discretion, to contest or comprise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on our behalf related to such return.

      In general, we will be included in TDWH’s consolidated group for federal income tax purposes for so long as TDWH beneficially owns at least 80% of the total voting power and value of our outstanding capital stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between us and TDWH as though we were the common parent of a separate affiliated group of companies, during the period in which we are included in TDWH’s consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of TDWH’s consolidated group.

D.  Extensions of Credit to Directors and Officers

      TD Bank, our parent, has made loans and extended credit, and expects in the future to make loans and extend credit, in the ordinary course of business to our Directors, officers and their associates, including corporations of which a Director is a director, officer or both.

      Directors and Executive Officers may maintain margin trading accounts with TD Waterhouse Investor Services, Inc. Extensions of credit in such accounts:

•	are made in the ordinary course of business,

•	are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and

•	do not involve more than the normal risk of collectibility or present other unfavorable features.

      Employees and Directors of the Company who engage in brokerage transactions at TD Waterhouse Investor Services, Inc. are charged the standard commission rates for brokerage transactions which our customers pay through the use of our on-line services.

PROPOSAL 2:  APPROVAL OF THE TD WATERHOUSE GROUP, INC.

COVERED EMPLOYEE CASH INCENTIVE PLAN

      On December 6, 2000, the Board approved the TD Waterhouse Group, Inc. Covered Employee Cash Incentive Plan (the “Cash Incentive Plan”). The Company is seeking stockholder approval of the Cash Incentive Plan pursuant to Internal Revenue Service regulations. A resolution will be presented at the Annual Meeting to approve the Cash Incentive Plan. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the Annual Meeting is needed to approve the Cash Incentive Plan.

Reasons for Approval

      The Cash Incentive Plan is intended to advance the interests of the Company and its stockholders by providing incentives in the form of periodic cash bonus awards to certain key employees of the Company and its affiliates who contribute significantly to the strategy and long-term performance objectives and growth of the Company and its affiliates. The Board believes that the Company’s long term success depends on the ability of the Company and its affiliates to attract and retain individuals who, through their qualifications, make significant contributions to the success of the Company and its affiliates. If the Cash Incentive Plan is approved by the Company’s stockholders, and provided the Company complies with certain other Internal Revenue Service requirements, then the Company may be entitled to a tax deduction for awards granted under the Cash Incentive Plan.

Plan Benefits

      The benefits to be received pursuant to the Cash Incentive Plan by certain key employees of the Company and its affiliates are not determinable at this time because payments under the Cash Incentive Plan are at the determination of the Committee and are based on future performance of the Company and the attainment of performance goals approved by the Committee to be achieved during the fiscal year. Such benefits were not determinable for the Company’s prior fiscal year due to the current underlying criteria for determining awards.

General Description of the Cash Incentive Plan

      The following is a general description of the principal terms of the Cash Incentive Plan. Such description is qualified in its entirety by the complete terms of the Cash Incentive Plan, a copy of which is attached as Appendix B.

      Eligible Employees and Maximum Award. The Management Resources Committee of the Board of Directors selects participants from among the “Covered Employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Company and its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or its subsidiaries. Awards are payable in cash, and the maximum award payable to any participant in any calendar year is $10,000,000.

      Administration. The Committee selects participants, determines the size and terms of awards and the time when awards will be made and the performance period to which they relate, establishes performance objectives and certifies that such performance objectives are achieved, all in accordance with Section 162(m) of the Code. The Committee also has the authority to interpret the plan and to make any determinations that it deems necessary or desirable for its administration.

      Performance Goals. A participant’s award is based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. To the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items or accounting changes.

      Payment. The Committee determines whether the applicable performance goals have been met and certifies and ascertains the amount of the cash award. At the discretion of the Committee, the amount of the award actually paid may be less than the amount determined by the applicable performance goal formula. The award will be paid to a participant at a time determined by the Committee in its sole discretion after the completion of the performance period.

      Termination of Employment. If a participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the participant’s employment is involuntarily terminated (except with cause by the Company) during a performance period, a pro rata share of the participant’s award will be paid to the participant after the end of the performance period if it would have become earned and payable had the participant remained employed.

      Adjustment. In the event of any change in the outstanding shares of the Company by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or any similar transaction, the Committee in its sole discretion may make such substitution or adjustment, if any, as it deems to be equitable, as to any award.

      Amendment; Effectiveness. The Cash Incentive Plan may be amended or discontinued by the Board of Directors or the Committee, except that no amendment may be made that would impair any of the rights or obligations under any award without a participant’s consent. The Plan was effective as of December 6, 2000.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE TD WATERHOUSE GROUP, INC. COVERED EMPLOYEE CASH INCENTIVE PLAN.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York, New York 10036, as independent accountants to examine the financial statements of the Company and its subsidiaries for the year ending October 31, 2001, and to perform other appropriate accounting services. A resolution will be presented at the Annual Meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the Annual Meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

      PricewaterhouseCoopers LLP has examined the financial statements of TD Waterhouse since 1999 and of TD Bank since 1969. A member of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2001.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR

THE 2002 ANNUAL MEETING

Proxy Statement Proposals

      Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the Proxy Statement for our next annual meeting of stockholders must be received by the Secretary of TD Waterhouse not later than September 28, 2001.

Other Proposals and Nominations

      Our By-laws govern the submission of nominations for Director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in TD Waterhouse’s Proxy Statement for that meeting. Under our By-laws, generally, nominations for Director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered or mailed a notice to the Secretary of TD Waterhouse at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must contain the information required by the By-laws.

      These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

      A proxy granted by a stockholder will give discretionary authority to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the Securities and Exchange Commission.

      Copies of our By-laws may be obtained from the Secretary.

OTHER MATTERS

      Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

By Order of the Board of Directors,

Stephen D. McDonald
Chief Executive Officer and
Deputy Chairman

January 26, 2001

New York, New York

ANNUAL REPORT ON FORM 10-K

      The Company has filed an Annual Report on Form 10-K for the fiscal year ended October 31, 2000 with the Securities and Exchange Commission on January 26, 2001. Stockholders may obtain a copy of this report, without charge, by writing to Mr. B. Kevin Sterns, Executive Vice President and Chief Financial Officer of the Company, at the Company’s principal offices located at: 100 Wall Street New York, New York 10005.

Appendix A

TD WATERHOUSE GROUP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

Purpose

      The principal function of the Audit Committee shall be to assist the Board of Directors (the “Board”) of TD Waterhouse Group, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal/compliance and ethics that management and the Board have established; and (iii) the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, it shall be the role of the Audit Committee to foster adherence to and encourage continuous improvement of the Company’s policies, procedures and practices at all levels.

Composition

      The Audit Committee shall be comprised of no less than two directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise.

      The members of the Audit Committee shall be elected and serve at the pleasure of the Board until their successors shall be duly elected and qualified.

Meetings

      The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee may at its discretion ask members of Company management or others to attend the Committee meetings. In addition, the Committee may, at its discretion, meet in separate sessions with members of senior management, the Company’s director of internal audit, and the Company’s independent accountants to discuss any matters that the Committee or any of these groups feel should be discussed privately.

Responsibilities

      In carrying out its responsibilities, the Audit Committee shall:

1. Provide an open avenue of communication between the internal auditors, the independent accountants and the Board;

2. Review and update the Committee’s charter annually;

3. Recommend to the Board the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants;

4. Ensure that the independent accountants for the Company is ultimately accountable to the Board of Directors and Audit Committee of the Company, and that the Audit Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement);

5. Be responsible for ensuring that the independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company and that the Audit Committee is responsible for actively engaging in a

A-1

dialogue with the independent accountants with respect to any disclosed relationships or services (including related fees) that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence;

6. Confirm and assure the independence of the internal auditor;

7. Inquire of management, the director of internal audit, and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company;

8. Consider, in consultation with the independent accountants and the director of internal audit, the scope of their examinations of the books and records of the Company and its subsidiaries; review and approve the Company’s internal audit charter, annual audit plans and budgets; direct the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental review or audits as the Committee may deem advisable;

9. Consider and review, in consultation with the independent accountants and the director of internal audit, the adequacy of the Company’s internal controls, including computerized information system controls and security, and any related significant findings and recommendations of the independent accountants and internal audit together with management’s responses thereto;

10. Review the Company’s audited annual financial statements and the independent accountants’ opinion rendered with respect to such financial statements, including review of the nature and extent of any significant changes in accounting principles or the application therein;

11. Obtain from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

12. Review with management, the independent accountants and the internal auditors any serious difficulties or disputes with management encountered during the course of the audit;

13. Review filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in such documents is consistent with information contained in the financial statements;

14. Review with appropriate company personnel the actions taken to ensure compliance with the Company’s Code of Conduct and the results of confirmations and violations of such Code;

15. Review the programs and policies of the company designed to ensure compliance with applicable laws and regulations and monitor the results of these compliance efforts;

16. Review, with the Company’s counsel, legal/compliance matters, including corporate securities trading policies, as well as any legal matter that could have a significant impact on the Company’s financial statements; compliance program initiatives to ensure that the Company is in compliance with all pertinent regulatory requirements, including recommending program changes to the Board, in the event that the Committee finds such changes warranted;

17. Report to the Board following the meetings of the Audit Committee;

18. Maintain minutes or other records of meetings and activities of the Audit Committee;

19. Review the powers of the Committee annually and make recommendations as appropriate to the Board with respect thereto;

20. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities including as deemed necessary the retention of independent counsel, accountants or others to assist in the conduct of any investigation;

21. Consider such other matters in relation to the affairs of the Company as the Committee may, in its discretion, determine to be advisable.

A-2

Appendix B

TD WATERHOUSE GROUP, INC.

COVERED EMPLOYEE CASH INCENTIVE PLAN

1.  Purpose of the Plan

      The purpose of the Plan is to advance the interests of the Company and its shareholders by providing incentives in the form of periodic cash bonus awards to certain key employees of the Company and its Affiliates who contribute significantly to the strategy and long-term performance objectives and growth of the Company and its Affiliates.

2.  Definitions

      The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by , or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c) Award: A periodic cash bonus award granted pursuant to the Plan.

(d) Board: The Board of Directors of the Company.

(e) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) Committee: The Management Resources Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(g) Company: TD Waterhouse Group, Inc., a Delaware corporation.

(h) Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto).

(i) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

(j) Participant: A Covered Employee of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(k) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(l) Plan: The TD Waterhouse Group, Inc. Covered Employee Cash Incentive Plan.

(m) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

(n) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.  Administration

      The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two-individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted

(except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.  Eligibility and Participation

      The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5.  Awards

      (a)  Performance Goals. A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for the Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if the Performance Period is less than one year, the number of days which is equal to 25 percent of the relevant Performance Period. The performance goals, which must be objective, shall be based upon one or more or the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management (viii) return on investment before or after the cost of capital; (iv) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital) and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of an Award to any Participant with respect to a fiscal year of the Company shall be $10,000,000.

      (b)  Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance

Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period; provided, however, that the Committee may require a Participant, to the extent consistent with the provisions of Section 162(m) of the Code, to defer payment of an Award.

      (c)  Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards; provided, however, that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.

      (d)  Termination of Employment. If a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is involuntarily terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period, a pro rata share of the Participant’s award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee.

6.  Amendments or Termination

      The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would diminish any of the rights under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board of the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

7.  No Right to Employment

      Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.  Nontransferability of Awards

      An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.  Reduction of Awards

      Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.  Adjustments Upon Certain Events

      In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any similar transaction to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

11.  Miscellaneous Provisions

      The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such

Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.  Choice of Law

      The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

13.  Effectiveness of the Plan

      The Plan shall be effective as of December 6, 2000.

LOCATION OF THE ANNUAL MEETING OF STOCKHOLDERS OF

TD WATERHOUSE GROUP, INC.

DATE:	March 1, 2001

TIME:	11:00 a.m.

PLACE:	New York Marriott Financial Center 85 West Street New York, New York

NOTE:  If you are a beneficial owner of Common Stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank or broker that holds your shares are examples of proof of ownership.

TD WATERHOUSE GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MARCH 1, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Frank J. Petrilli and Richard H. Neiman as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this card, all the shares of Common Stock of TD Waterhouse Group, Inc. (the "Company") held of record by the undersigned on January 19, 2001 with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held March 1, 2001, at 11:00 a.m. at the New York Marriott Financial Center, 85 West Street, New York, New York, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

* FOLD AND DETACH HERE *

This Proxy when properly executed will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will vote FOR Items 1, 2 and 3.	Please mark your votes like this	[X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1-ELECTION OF CLASS II DIRECTORS

Nominees:

01 Stephen D. McDonald		WITHHELD

02 Lawrence M. Waterhouse, Jr.	FOR	FOR ALL

03 Steven B. Dodge	[ ]	[ ]

WITHHELD FOR: (Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

		FOR	AGAINST	ABSTAIN

Item 2-	APPROVAL OF THE TD WATERHOUSE GROUP, INC. COVERED EMPLOYEE CASH INCENTIVE PLAN	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

Item 3-	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS PRICEWATERHOUSECOOPERS LLP	[ ]	[ ]	[ ]

Item 4-	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING	[ ]	[ ]	[ ]

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND	[ ]

I consent to future access of the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	[ ]

Signature___________________________ Additional Signature (if held jointly)_____________________ Date _____________

NOTE: Please sign exactly as name appears hereon. When signing if held jointly as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

* FOLD AND DETACH HERE AND READ THE REVERSE SIDE *

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/twe		1-800-840-1208

Use the Internet to vote your		Use any touch-tone telephone to		Mark, sign and date
proxy. Have your proxy card in		vote your proxy. Have your proxy		your proxy card
hand when you access the web	OR	card in hand when you call. You will	OR	and
site. You will be prompted to enter		be prompted to enter you control		return it in the
your control number, located in		number, located in the box below,		enclosed postage-paid
the box below, to create and sub-		and then follow the directions given.		envelope.
mit an electronic ballot

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TD WATERHOUSE GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MARCH 1, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints T. Rowe Price Trust Company (the "Trustee"), Trustee for the TD Waterhouse Holdings, Inc. 401(k) Plan (the "401(k)) Plan") and/or the TD Waterhouse Holdings, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), as proxies, with power to act and with power of substitution, and hereby authorizes the Trustee to represent and vote, as designated on the other side of this card, all the shares of Common Stock of TD Waterhouse Group, Inc. (the "Company") allocated to the undersigned's 401(k) Plan and/or Profit Sharing Plan on January 19, 2001 with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held March 1, 2001, at 11:00 a.m. at the New York Marriott Financial Center, 85 West Street, New York, New York, or any adjournment thereof.

      If you do not return the Form of Proxy, all Common Stock of the Company allocated to your 401(k) Plan and/or Profit Sharing Plan account(s) as of January 19, 2001 shall be voted by the Trustee in the same proportion as the voting instructions received from other participants of the 401(k) Plan and the Profit Sharing Plan unless, however, the Trustee determines that voting shares in that fashion would be an imprudent exercise of its fiduciary responsibility under ERISA.

(Continued, and to be marked, dated and signed, on the other side)

* FOLD AND DETACH HERE *

This Proxy when properly executed will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will vote FOR Items 1, 2 and 3.	Please mark your votes like this	[X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1-ELECTION OF CLASS II DIRECTORS

Nominees:

01 Stephen D. McDonald		WITHHELD

02 Lawrence M. Waterhouse, Jr.	FOR	FOR ALL

03 Steven B. Dodge	[ ]	[ ]

WITHHELD FOR: (Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

		FOR	AGAINST	ABSTAIN

Item 2-	APPROVAL OF THE TD WATERHOUSE GROUP, INC. COVERED EMPLOYEE CASH INCENTIVE PLAN	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

Item 3-	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS PRICEWATERHOUSECOOPERS LLP	[ ]	[ ]	[ ]

Item 4-	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING	[ ]	[ ]	[ ]

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND	[ ]

I consent to future access of the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	[ ]

Signature____________________________ Additional Signature (if held jointly)_______________________ Date _____________

NOTE: Please sign exactly as name appears hereon. When signing if held jointly as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

* FOLD AND DETACH HERE AND READ THE REVERSE SIDE *

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/twe		1-800-840-1208

Use the Internet to vote your		Use any touch-tone telephone to		Mark, sign and date
proxy. Have your proxy card in		vote your proxy. Have your proxy		your proxy card
hand when you access the web	OR	card in hand when you call. You will	OR	and
site. You will be prompted to enter		be prompted to enter your control		return it in the
your control number, located in		number, located in the box below,		enclosed postage-paid
the box below, to create and sub-		and then follow the directions given.		envelope.
mit an electronic ballot.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.